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                                                          Exhibit 99.B.23(p)(iv)

                               LADENBURG THALMANN

                                ASSET MANAGEMENT


                                 CODE OF ETHICS

                                FEBRUARY 1, 2005

I. INTRODUCTION

     A. FIDUCIARY DUTY. This Code of Ethics is based on the principle that all employees of the Ladenburg Thalmann Asset Management Inc. (the "Company") and certain other persons have a fiduciary duty to place the interest of clients ahead of their own and the Company's. This Code of Ethics (the "Code") applies to all "Access Persons". Access Persons must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the Company's Advisory Clients.

          For purposes of this Code, the following words shall mean:

          ACCESS PERSONS -- all employees, directors, officers, partners or members of the Company, as the case may be, who:

               (i) Have access to nonpublic information regarding Advisory Clients' purchases or sales of securities;
               (ii) Are involved in making securities recommendations to Advisory Clients;
               (iii)  Have access to nonpublic recommendations or the portfolio holdings of an affiliated (investment) company; or
               (iv)   Client services personnel who regularly communicate with
                      Advisory Clients.

          ADVISORY CLIENT -- any fund for which the Company serves as a general partner, or any person or entity for which it serves as investment adviser, renders investment advice or makes investment decisions.

          CODE -- this policy as supplemented by other policies and procedures contained in the Company's Compliance Manual or Written Supervisory Procedures.

          CCO - the Chief Compliance Officer of the Company

          REPORTABLE SECURITIES -- all securities in which an Access Person has a beneficial interest except:

               (i)    U.S. Government securities;
               (ii) Money market instruments (e.g., bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments);

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               (iii)  Shares of money market funds;
               (iv) Shares and holding in other mutual funds unless the Company acts as the investment advisor to, or the principal underwriter of, the subject fund; and
               (v) Units of a unit investment trust if the UIT is invested exclusively in unaffiliated mutual funds.

          As fiduciaries, all Access Persons must at all times:

               1. PLACE THE INTERESTS OF ADVISORY CLIENTS FIRST. All Access Persons must scrupulously avoid serving their own personal interests ahead of the interests of the Company's Advisory Clients. Access Persons may not induce or cause an Advisory Client to take action, or not to take action, for personal benefit, rather than for the benefit of the Advisory Client. For example, an Access Person would violate the policy by causing an Advisory Client to purchase a security he or she owned for the purpose of increasing the price of that security.

               2. AVOID TAKING INAPPROPRIATE ADVANTAGE OF THEIR POSITION. The receipt of investment opportunities, perquisites or gifts from persons seeking business with the Company or its Advisory Clients, could call into question the exercise of the independent judgment of an Access Person. Access Persons may not, for example, use their knowledge of portfolio transactions to profit by the market effect of such transactions.

               3. CONDUCT ALL PERSONAL SECURITIES TRANSACTIONS IN FULL COMPLIANCE WITH THIS CODE. Doubtful situations always should be resolved in favor of Advisory Clients. Compliance with the Code's provisions shall not automatically insulate from scrutiny any securities transactions or actions that indicate a violation of the Company's fiduciary duties.

     B. APPENDICES TO THE CODE. The Code shall be supplemented by the Company's Compliance Manual or Written Supervisory Procedures.

II. OTHER DUTIES

     A. CONFIDENTIALITY. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of Advisory Clients except to persons whose responsibilities require knowledge of the information.

     B.   GIFTS. The following provisions on gifts apply to Access Persons:

               1. Accepting gifts. On occasion, because of their position with the Company, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors or other persons. Acceptance of extraordinary or extravagant gifts is prohibited. Any such gifts must be declined and returned in order to protect the reputation and integrity of the Company. Gifts of nominal value (i.e., a gift whose reasonable value, alone or in the aggregate, is not more than $100 in any twelve month period), customary business meals, entertainment (e.g., sporting events), and promotional items

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                    (i.e., pens, mugs, T-shirts) may be accepted. All gifts
                    received by an Access Person that might violate this Code must be promptly reported to the CCO.

               2. Solicitation of gifts. Access Persons are prohibited from soliciting gifts of any size under any circumstances.

               3. Giving gifts. Access Persons may not give any gift with a value in excess of $100 (per year) to an Advisory Client or persons who do business with, regulate, advise or render professional services to the Company.

     C. COMPANY OPPORTUNITIES. Access Persons may not take personal advantage of any opportunity properly belonging to any Advisory Client or the Company. This includes, but is not limited to, trading Reportable Securities for either the Company's or one's own account ahead of those acquired or sold for an Advisory Client.

     D. UNDUE INFLUENCE. Access Persons shall not cause or attempt to cause any Advisory Client to purchase, sell or hold any security in a manner calculated to create any benefit to such Access Person. If an Access Person stands to materially benefit from an investment decision for an Advisory Client that the Access Person is recommending or participating in, the Access Person must disclose to those persons with authority to make investment decisions for the Advisory Client the full nature of the beneficial interest that the Access Person has in that security, any derivative security of that security or the security issuer, where the decision could create a material benefit to the Access Person or the appearance of impropriety. The person to whom the Access Person reports the interest, in consultation with the CCO, must determine whether or not the Access Person will be restricted in making investment decisions in respect of the subject security.

     E. REPORTING, REVIEW AND RECORDKEEPING. All violations of the Code must be reported promptly to the CCO. The CCO shall periodically review Access Persons' personal trading reports and otherwise take reasonable steps to monitor compliance with, and enforce, this Code of Ethics.

          The CCO shall maintain in the Company's files:

          (i)       A current copy of the Code;
          (ii) Records of violations and actions taken as a result of the violations;
          (iii) Copies of all Access Persons' acknowledgement of receipt of the Code; and
          (iv) Copies of the annual compliance certificates required by the Code.

     F. SANCTIONS. If the CCO determines that an Access Person has committed a violation of the Code, the Company may impose sanctions and take other actions as it deems appropriate, including a letter of caution or warning, suspension of personal trading privileges, suspension or termination of employment, fine, civil referral to the SEC and, in certain cases, criminal referral. The Company also may require the offending Access Person to reverse the trades in question, forfeit any profit or absorb any loss derived therefrom and such forfeiture shall be disposed of in a manner that shall be determined by the Company in its sole discretion. Failure to timely abide by directions to reverse a trade or forfeit profits may result in the imposition of additional sanctions.

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     G.   EXCEPTIONS. Exceptions to the Code will rarely, if ever, be granted.
          However, the CCO may grant an occasional exception on a case-by-case basis when the proposed conduct involves negligible opportunities for abuse. All exceptions shall be solicited and issued in writing.

          No reports shall be required under this Code for:

          (i) Transactions effected pursuant to an automatic investment plan; and
          (ii) Securities held in accounts over which the Access Person has no direct control.

     H.   COMPLIANCE CERTIFICATION. All Access Persons shall:

          (i) Sign a certificate promptly upon employment or otherwise association with the Company that evidences his or her receipt of this Code of Ethics;
          (ii) Submit a complete report of the Access Person's securities holdings;
          (iii) Submit to the CCO, no less frequent than 30 days after the close of each quarter, in the form proscribed by the Company, a list of all personal transactions in Reportable Securities if not already provided in the form of a periodic brokerage statement or other statement of securities; and
          (iv) Be required to acknowledge receipt and compliance with the Code of Ethics annually either electronically or on the Company's proscribed form (attached as Exhibit A).

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                               LADENBURG THALMANN

                                ASSET MANAGEMENT


                                    EXHIBIT A

                     ANNUAL CERTIFICATION OF COMPLIANCE WITH
                    LADENBURG THALMANN ASSET MANAGEMENT INC.
                                 CODE OF ETHICS

I certify that during the year ended as of the date written below:

     1. I have fully disclosed all securities holdings in which I have, or a member of my immediate family has, a beneficial interest.

     2. I have reported all securities transactions in which I have, or any member of my immediate family has, a beneficial interest except for transactions exempt from preclearance or for which I have received an exception in writing from the CCO.

     3.   I have complied with the Code of Ethics in all other respects.



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     Signature


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     Print Name


     Dated:                                 , 200
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